Consent of Independent Registered Public Accounting Firm

February 20, 2015

Scandium International Mining Corp.

(formerly EMC Metals Corp.)

1430 Greg Street, Suite 501

Sparks, NV 89431

Re: Scandium International Mining Corp. (the "Company")

Annual Report on Form 10-K

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-179657) of Scandium International Mining Corp., of our report dated February 20, 2015, relating to the consolidated financial statements of Scandium International Mining Corp., which appear in this Form 10-K. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

Yours truly,

“DAVIDSON & COMPANY LLP”

DAVIDSON & COMPANY LLP

Chartered Accountants